Exhibit 1.3

DEPOSIT ACCOUNT CONTROL AGREEMENT
Dated as of July 22, 2020

BMO Harris Bank N.A.

111 West Monroe Street, 9C

Chicago, IL 60603

Attention: Documentation Analysis and Control

Re: Twin Disc, Incorporated (“Customer”)

Deposit Accounts at BMO Harris Bank N.A. (in its capacity as depositary bank, “Bank”) Numbers: (each, an “Assigned Account” and collectively, the “Assigned Accounts”)

Subject to Security Interest In Favor of: BMO Harris Bank N.A. (in its capacity as secured party, “Secured Party”)

Secured Party and Customer hereby notify Bank that Customer has granted to Secured Party, and by signing below Customer hereby reaffirms that it grants to Secured Party, a continuing security interest in the Assigned Accounts and all funds now or hereafter on deposit therein. The parties hereto agree as follows:

1.	Control; Agreements of Bank.

This Agreement establishes Secured Party’s control over the Assigned Accounts, and Bank agrees that it will comply with instructions originated by Secured Party directing the disposition of funds in the Assigned Accounts in accordance with the terms hereof without further consent by Customer. Bank may follow such instructions even if doing so results in the dishonoring by Bank of checks and other items (including electronic payments such as ACH) (“Items”) presented for payment from any Assigned Account or Bank otherwise not complying with any instruction from Customer directing the disposition of any funds in any Assigned Account.

Bank hereby agrees and confirms to Secured Party that (a) the records of Bank with respect to the Assigned Accounts will be marked to reflect the security interest in favor of Secured Party, (b) Bank has not received written notice of any other lien that is currently outstanding in respect of any Assigned Account, (c) Bank shall not have or assert any right of offset against or lien or interest in any amounts at any time credited to the Assigned Accounts, except as provided in Section 3(a) of this Agreement, and (d) Bank shall furnish to Secured Party a copy of each regular monthly statement for the Assigned Accounts.

Customer represents and warrants to Secured Party and Bank that, as of the date hereof, it has not assigned or granted a security interest in any Assigned Account or any funds deposited therein, except to Secured Party and Bank.

2.	Customer Access to Assigned Accounts; Notice of Exclusive Control.

Until Bank receives a written notice from Secured Party substantially in the form of Exhibit A hereto (a “Notice of Exclusive Control”) and such Notice of Exclusive Control becomes effective as provided herein, Customer shall have authority to direct disposition of funds in the Assigned Accounts and engage in transactions with respect to the Assigned Accounts. Secured Party agrees that unless and until a Notice of Exclusive Control becomes effective as provided herein, Bank may, without notice to or the consent of Secured Party, honor withdrawal, payment, transfer, or other instructions originated by Customer concerning the disposition of Funds in any Assigned Account. A Notice of Exclusive Control shall be effective when actually received by an officer of Bank’s Documentation Analysis and Control, 111 West Monroe Street, Chicago, Illinois, 60603, and Bank has had reasonable time to act thereon, but no later than the opening of business on the second Business Day (as defined below) following receipt. A "Business Day" is any day other than a Saturday, Sunday or other day on which Bank is or is authorized or required by law to be closed.

Upon the Effectiveness of a Notice of Exclusive Control, (i) Bank shall not permit any funds to be transferred or withdrawn by Customer from any Assigned Account except with the prior written consent of Secured Party, (ii) Secured Party shall have exclusive authority to direct the disposition of funds in the Assigned Accounts and engage in transactions with respect to the Assigned Accounts (and Customer hereby irrevocably authorizes and directs Bank to comply solely with requests of Secured Party with respect thereto without any further consent by Customer), and (iii) all available funds in the Assigned Accounts will be transferred electronically by Bank on a daily basis in accordance with the following instructions (unless other instructions are received in writing by Bank from Secured Party, and verified to Bank’s satisfaction):

Name of Receiving Bank: BMO Harris Bank N.A.

ABA No:

Receiving Account No:

Name of Recipient: Twin Disc, Incorporated

Bank shall be fully protected in acting on any order, direction, or instruction by Secured Party respecting any Assigned Account and the funds on deposit therein without making any inquiry whatsoever as to Secured Party's right or authority to give such order, direction, or instruction, or as to the application of any funds by Secured Party.

3.	Limited Liability of Bank; Indemnity.

(a)

Customer shall be, and at all times remain, liable to Bank to pay all fees and charges due in connection with the Assigned Accounts and to reimburse Bank for any deposited Item that is returned for any reason unpaid, or paid and later returned, or the subject of a breach of warranty claim (and for any associated interest or earnings credit) (collectively the "Charges"). Bank is hereby authorized and directed to debit such Charges (i.e., obtain payment or reimbursement) against funds of Customer on deposit in any Assigned Account or any other accounts maintained by Customer at Bank. Customer shall be, and at all times remain, liable to Bank for payment of any and all Charges which remain unpaid after offset by Bank against funds then on deposit in any Assigned Account and any other accounts of Customer maintained at Bank.

(b)

Bank shall have no liability to either Customer or Secured Party, or their respective successors and assigns, for any liability, loss, expense, claim, cost, or damage (collectively, “Loss”) that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement, or any transaction or service contemplated by the provisions hereof, other than those Losses that resulted directly from Bank’s acts or omissions constituting reckless disregard or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order. In no event shall Bank be liable to Customer or Secured Party, or their respective successors and assigns, for any special, indirect, punitive, or consequential damages, or loss of profits, even if Bank had been informed of the possibility that such damage or loss might arise. Bank’s obligations hereunder shall be that of a depository bank, and nothing in this Agreement shall create custodial or bailee obligations of Bank or otherwise create any agency, fiduciary, joint venture or partnership relationship among any of Bank, Customer and Secured Party.

(c)

Bank shall be entitled to rely, and shall be fully protected in relying, upon any notice, direction or instruction reasonably believed by Bank to be genuine and correct and to have been signed, sent, or made by the proper person.

(d)

Bank may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel or experts.

(e)

Customer shall indemnify and defend Bank and hold Bank harmless from and against any and all Losses (including reasonable attorneys' fees and disbursements) that Bank suffers or incurs as a result of, or in any way arising out of or relating to this Agreement, other than those Losses that resulted directly from Bank’s acts or omissions constituting reckless disregard or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.

(f)

Bank shall not be liable for any delays or failure or interruption of any performance of service contemplated by this Agreement if caused directly or indirectly by equipment or communication systems failure, fire or other casualty, strikes, acts of God, civil disturbance, action of governmental authorities or other causes or circumstances beyond the reasonable control of Bank.

4.	Termination.

This Agreement may be terminated at any time by Secured Party or Bank upon written notice to each of the other parties. Upon such termination, funds in the Assigned Accounts shall remain subject to any rights and interests of the parties hereto under other agreements and applicable law. No notice of termination given by Customer shall be effective until consented to by Secured Party in writing. Section 3 of this Agreement shall survive termination.

5.	Notices.

All notices and other communications relating to this Agreement shall be in writing unless otherwise expressly stated. Notices to Bank shall be addressed to BMO Harris Bank N.A., 111 West Monroe Street, Chicago, Illinois 60603, Attention: Documentation Analysis and Control, or at such other address as Bank may specify in writing. Notices to Secured Party or Customer shall be addressed as indicated on the signature page of this Agreement, or to such other address as such party may specify for itself in writing. Any notice or communication to Bank will be effective when Bank has actually received, and has had a reasonable time to act on, any such notice. Any notice or communication to Customer or Secured Party will be effective either on the date it is actually received or three days after it was mailed by first class certified or registered mail, return receipt requested, whichever is earlier.

6.	Miscellaneous.

(a)

No provision of this Agreement may be changed except by a writing signed by Bank, Secured Party, and Customer, nor may compliance with any provision be waived, by course of dealing or otherwise, except by a writing signed by the party or parties sought to be charged with such waiver. This Agreement shall apply only to the Assigned Accounts.

(b)

No party's failure or delay in exercising any right or remedy under this Agreement will operate as a waiver of such right or remedy, and no single or partial exercise by a party of any right or remedy under this Agreement will preclude any additional or further exercise of such right or remedy or the exercise of any other right. If a provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the other provisions of this Agreement will not be affected or impaired by such holding.

(c)	This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and assigns.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

(e)

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)

The parties hereto hereby agree that (i) Bank is a “bank” within the meaning of Section 9-102(a)(8) of the Wisconsin Uniform Commercial Code (the “UCC”) that maintains the Assigned Accounts, (ii) each Assigned Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC and (iii) the “jurisdiction” of Bank for purposes of Section 9-304(b) of the UCC is the State of Wisconsin. This Agreement is “an agreement between the bank and its customer governing the deposit account” within the meaning of Section 9-304(b) of the UCC.

(g)

This Agreement (including, without limitation, the designation of Bank’s jurisdiction for purposes of the UCC) controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(h)

This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

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Secured Party: BMO Harris Bank N.A

By:
Its:

Address for Notices to Secured Party:

Customer: Twin Disc, Incorporated

By:
Its:

Address for Notices to Customer:

Accepted and agreed this 22nd day of July, 2020

BMO Harris Bank N.A. X
By:
Name:
Title:	TPS Documentation Specialist

EXHIBIT A

[FORM OF NOTICE OF EXCLUSIVE CONTROL]

BMO Harris Bank N.A.

111 West Monroe Street

P.O. Box 755

Chicago, IL 60690

Attention: Documentation Analysis and Control

Re:     Deposit Account Control Agreement, dated as of July 22, 2020, between BMO Harris Bank N.A., Twin Disc, Incorporated and BMO Harris Bank N.A. ("Secured Party")

Ladies and Gentlemen:

Reference is made to the Agreement identified above. This letter constitutes the "Notice of Exclusive Control" to Bank from Secured Party as provided for in the Agreement. Accordingly, you are hereby authorized and directed to (i) permit transfers and withdrawals from the account only as permitted by the Agreement and (ii) transfer any and all funds on deposit in the Assigned Account in accordance with the terms of the Agreement.

Very truly yours, BMO Harris Bank N.A.

By:
Its: